EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Emmaus Life Sciences, Inc. (formerly “MYnd Analytics, Inc.”) on Form S-8 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated December 11, 2018 relating to the consolidated financial statements and schedule of Emmaus Life Sciences, Inc. appearing in the Annual Report on Form 10-K of Emmaus Life Sciences, Inc. for the year ended September 30, 2018.

/s/ Marcum LLP

Marcum LLP

Costa Mesa, California

September 11, 2019